CONSENT OF MATTHEW NIMMO

I am an independent Consulting Geologist, having been involved in preparing a report dated March 20, 2013 entitled "Updated NI 43-101 Technical Report, Clarion-Clipperton Zone Project, Pacific Ocean" (the “Updated CCZ Report”) for Nautilus Minerals Inc. (the “Company”) as described in the Annual Information Form (“AIF”) of the Company dated March 30, 2015.

I refer to the registration statement on Form F-7 (the “Registration Statement”) relating to the rights offering by the Company, filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended. I hereby consent to the use of the Updated CCZ Report which is incorporated in the Registration Statement by reference to the AIF.

I also consent to the reference to me under the heading “Interest of Experts” in such Registration Statement which is incorporated by reference to the AIF.

/s/ Matthew Nimmo
Matthew Nimmo
Independent Consulting Geologist

February 10, 2016